1997
SUPERIOR HOLDINGS, INC.
(Tito's Cantina)

AREA DEVELOPER AGREEMENT


     This Agreement is entered into by and between the GRANTOR and DEVELOPER named herein to be effective on the EFFECTIVE DATE set forth below.


ARTICLE I
FUNDAMENTAL PROVISIONS


     1.1 EFFECTIVE DATE: The date below the signature of the last party to sign on Page 37 below.


     1.2  GRANTOR:

          Superior Holdings, Inc., a Colorado corporation.


     1.3  GRANTOR'S ADDRESS:

          360 Thames Street
          Newport, RI 02840


     1.4  DEVELOPER:


     1.5  DEVELOPER'S ADDRESS:


     1.6  OTHER OWNERS:


     1.7  OTHER OWNERS' ADDRESSES:


     1.8  GUARANTORS: Intentionally Omitted


     1.9  GUARANTORS' ADDRESSES: Intentionally Omitted


     1.10 DEVELOPMENT AREA: A geographical area consisting of the counties/territories listed on Exhibit "A" (see Section 3.2 for exclusions and reservations) referred to by GRANTOR as:

     PUERTO RICO DEVELOPMENT AREA.


     1.11 TERM: Twenty (20) years from the EFFECTIVE DATE.


     1.12 MINIMUM DEVELOPMENT SCHEDULE:


          NUMBER OF YEARS FROM           MINIMUM NUMBER OF
          EFFECTIVE DATE                 RESTAURANTS OPEN
                                         AND IN OPERATION


          1                              __


          2                              __


          3                              __


          4                              __


          5                              __


     1.13 RESTAURANT: A restaurant located within the DEVELOPMENT
AREA, using the TITO'S CANTINA SYSTEM (the "SYSTEM") to establish TITO'S CANTINA franchises and distribution of allied food and beverage products, for which a UNIT FRANCHISE AGREEMENT has been fully executed between DEVELOPER or any successor thereto and a FRANCHISEE (sometimes also referred to in this Agreement as a TITO'S CANTINA restaurant).


     1.14 UNIT DEVELOPMENT AGREEMENT ("UDA"): The then current form of agreement between GRANTOR or any predecessor or successor thereto and an individual or entity ("DEVELOPER") which grants the DEVELOPER the exclusive right to establish one (1) or more restaurant(s) within a specified geographical area.

     1.15 UNIT FRANCHISE AGREEMENT ("UFA"): The then current agreement between DEVELOPER or any predecessor or successor thereto and a FRANCHISEE which establishes, operates and expands a Tito'S Cantina restaurant at a specific location. Each UFA shall provide for the following payments:


     TYPE OF PAYMENT          RATE IN EFFECT AS OF
                              EFFECTIVE DATE


     (a) Royalty Payment      6% of Gross Sales

     (b) Transfer Fee         $3,000.00

     (c) Franchise Fee        $


THESE RATES/AMOUNTS MAY BE CHANGED BY GRANTOR AT ANY TIME AND FROM TIME TO TIME IN GRANTOR'S SOLE DISCRETION; PROVIDED, HOWEVER, THAT NO CHANGES TO THE FEES SHALL AFFECT THE SHARING RATIO BETWEEN THE GRANTOR AND THE DEVELOPER.

     1.17 MANUAL(S): The compilation of operating data, standards, specifications, operating procedures, checklists and other information used in connection with the establishment (as outlined in the Restaurant Development Manual), operations (as outlined in the Operations Manual), and marketing (as outlined in the Marketing Manual) of a Tito's Cantina restaurant, training of personnel (as outlined in the Training Manual), and activities of DEVELOPER (as outlined in the Area Developer Manual), as promulgated, amended or supplemented by GRANTOR from time to time whether now or hereafter. This compilation and any other embodiment thereof written, printed or electronically stored, whether bound together separately in one or more books, binders, video cassettes, or other electronic storage media, together with all amendments, additions, and/or supplements thereto shall be collectively referred to as the MANUAL(S) and individually referred to as the Restaurant Development manual, Marketing Manual, Training Manual or Area Developer Manual. By this reference the MANUAL(S) and any other specifications, standards, policies or operating procedures communicated to DEVELOPER in writing as the same may now exist or may hereafter be promulgated, supplemented, modified or amended by GRANTOR, are incorporated by reference herein as if set forth in full at this point.

     1.18 SYSTEM: MARKS an other proprietary information, know-how and trade secrets compiled as promulgated, amended or supplemented by GRANTOR from time to time whether now or hereafter, for use in connection with the production, sales and marketing of Tito's Cantina Mexican food and allied food and beverage products, and the operation and marketing aspects of Tito's Cantina restaurants, including, without limitation, the MANUAL, formulas, recipes, processes, formats and procedures.

     1.19 MARKS: Trademarks, trade name and service marks listed on Schedule "1" and any other marks or names registered or unregistered, adopted, used by GRANTOR and incorporated into Schedule "1" from time to time whether now or hereafter in the SYSTEM including, without limitation, the service marks and name "Tito's Cantina" and the Tito's Cantina logo which form part of the SYSTEM.

     1.20 TITO'S CANTINA NETWORK: GRANTOR, all Tito's Cantina restaurants, and all DEVELOPERS.


     1.21 ADI: Area of Dominant Influence, as determined by the Arbitron Company, a division of Controlled date, 1350 Avenue of the Americas, New York, New York 10019 from time to time.

     1.22 EFFECT OF REFERENCE TO FUNDAMENTAL PROVISIONS: Each of the foregoing definitions and fundamental provisions shall be construed in conjunction with and limited by the references thereto in other provisions of this Agreement.


ARTICLE II
WARRANTIES AND REPRESENTATIONS


     2.1 WARRANTIES AND REPRESENTATIONS BY DEVELOPER: DEVELOPER,
GUARANTOR and OTHER OWNERS jointly and severally hereby warrant, represent, covenant and acknowledge to GRANTOR that:

          (a) they have had no part in the creation or development of the SYSTEM, the MARKS, the MANUAL and other proprietary information provided by GRANTOR;

          (b) adherence to the high quality standards, as set forth in the MANUAL, is reasonable and is necessary and essential to the overall success of the restaurants licensed hereunder, and to the image and success of each other Tito's Cantina restaurant in the Tito's Cantina NETWORK;

          (c) they have had the opportunity to examine relevant data concerning other restaurants or outlets that may be licensed or owned by the GRANTOR;

          (d) ventures in the fast-food industry, including the business venture contemplated by DEVELOPER under this Agreement, involve a high degree of financial risk and depend to a large extent upon the abilities of DEVELOPER AND OTHER OWNERS;

          (e) they have not relied upon, nor has GRANTOR made, any warranties, expressed or implied, as to the potential success of the business venture, contemplated herein, except for information concerning the financial results of GRANTOR;

          (f) they understand GRANTOR'S policy requiring all persons and entities having any interest in DEVELOPER to be bound by the provisions of this Agreement regarding confidentiality of proprietary information and unfair competition;

          (g) DEVELOPER understands that GRANTOR'S business plan and restaurant development philosophy call for the establishment of sufficient restaurants within the DEVELOPMENT AREA to attain a ratio of approximately one
(1) restaurant for each thirty thousand (30,000) persons residing therein;

          (h) except as to the contracts listed on Exhibit "D", they have no relationship contractual or otherwise, with GRANTOR other than as exists pursuant to the terms of this Agreement;

          (i) they have the full right and authority to enter into this Agreement without joinder of any other person; and

          (j) all information and materials, including without limitation all financial statements and business plans, provided to GRANTOR by them individually or collectively is true and correct and complete to the best of their knowledge, information, and belief.

          (k) they understand that the SYSTEM and MANUAL are continually evolving and that, subject to the provisions of this Agreement, GRANTOR has the right in its sole and absolute discretion to make changes therein from time to time whether now or hereafter.

          (l) they acknowledge that the solicitation of INVESTORS (if necessary) is a strictly regulated activity which must be conducted in strict accordance with applicable federal and state laws; and


     2.2 EFFECT OF DEVELOPER'S WARRANTIES AND REPRESENTATIONS.
GRANTOR's obligations and DEVELOPER's rights pursuant to this Agreement are expressly conditioned upon the continued truth of the warranties and representations set forth in Section 2.1 above at the time of execution hereof and throughout the term hereof and any renewals or extensions thereof.

     2.3 WARRANTIES AND REPRESENTATIONS BY GRANTOR: GRANTOR represents and warrants to DEVELOPER that:

          (a) GRANTOR owns the MARKS and has all rights necessary to use the SYSTEM and to grant DEVELOPER the right to use the SYSTEM; and

          (b) GRANTOR has all requisite power to execute, deliver and perform its undertakings under this Agreement, its execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part, and this Agreement constitutes the valid and binding agreement of it, enforceable in accordance with its terms.

ARTICLE III
GRANT


     3.1 GRANT: For in consideration of payment of the ROYALTY, TRANSFER AND FRANCHISE FEES and other good and valuable consideration including, without limitation, the personal skill and qualifications of DEVELOPER (and/or OTHER OWNERS, as appropriate) and the other promises and covenants of DEVELOPER contained herein, the receipt and sufficiency of which are hereby acknowledged, GRANTOR hereby grants to DEVELOPER, subject to the Exclusions and Reservations set forth in Section 3.2 below:

          (a) The exclusive right to act as Tito's Cantina Area Developer within the DEVELOPMENT AREA for the TERM, as the obligations and privileges thereof are set forth in this Agreement.

          (b) The non-exclusive right to approve sites within the DEVELOPMENT AREA for the purpose of establishing Tito's Cantina restaurants.


     3.2 EXCLUSIONS AND RESERVATIONS FROM GRANT:

          (a) Exhibit "B" attached hereto and made a part hereof sets forth a list of DEVELOPERS licensed by GRANTOR prior to the EFFECTIVE DATE and with regard to each DEVELOPER the location of said DEVELOPER'S restaurants. Exhibit "C" attached hereto and made a part hereof sets forth a list of the DEVELOPERS granted AREA DEVELOPER AGREEMENTS prior to the EFFECTIVE DATE and with regard to each DEVELOPER the development area described in such AREA DEVELOPMENT AGREEMENT.


     3.3 SUBJECT TO OTHER PROVISIONS: The grant of the rights set forth above and the duties, rights and privileges of DEVELOPER therein shall be subject to all of the other terms and provisions of this Agreement.


     3.4 CHARACTER OF GRANT: Except as expressly provided herein in Section 9.1(d) (right to produce business cards, stationery, and advertising), the grant is territorial only and does not in any way grant or imply any license to use the MARKS, SYSTEM, or other proprietary rights by DEVELOPER.


     3.5 LIMITATION ON AREA: It is expressly understood and agreed that neither this Agreement nor any UNIT FRANCHISE AGREEMENT entered into pursuant to this Agreement shall create any rights of DEVELOPER or obligations to GRANTOR with respect to territory outside boundaries of the DEVELOPMENT AREA.


     3.6 CHANGES IN ADI'S: ADI boundaries are determined from time to time by the Arbitron Company based upon its evaluation of factors it considers relevant. No change in the ADI definition shall have any effect on the DEVELOPMENT AREA as described in Section 1.10, provided however, that such changes may affect Co-op membership of DEVELOPERS pursuant to the provisions of Section 8.4 below.


ARTICLE IV
PAYMENTS


     4.1 PAYMENTS BY DEVELOPER:

          (a)Consideration for Grant. Contemporaneously with the execution of this Agreement, the grant of rights hereby and the reservation of the DEVELOPMENT AREA during the term hereof, DEVELOPER shall pay to GRANTOR:

               (i) $___________.00
                   (non-refundable Area Development Fee)

               (ii)fifty percent (50%) of Tito's Cantina ROYALTY, TRANSFER and FRANCHISE fees received by the DEVELOPER for the duration of this Agreement.

          (b)Other Developer Expenses. In addition to the payments set forth above, DEVELOPER shall be responsible for payment of his expenses relating to training, travel, advertising, and all other costs or expenses in connection with is duties as set forth herein.

ARTICLE V
DUTIES OF DEVELOPER


     5.1 GENERAL DUTIES OF DEVELOPER:  Developer shall:

          (a) Acquire sufficient knowledge and experience involving the Tito's Cantina SYSTEM so as to be able to provide service to all restaurants within the territory and in accordance with the provisions of this Agreement ("Developer Services").

          (b) Cause appropriate DEVELOPER personnel to attend all of GRANTOR'S mandatory training programs for DEVELOPERS.

          (c) Cause appropriate DEVELOPER personnel to attend each of the restaurant openings administered by GRANTOR'S personnel.



     5.2 SALES DUTIES: DEVELOPER shall:

          (a) Conduct regular periodic advertising and marketing programs for the solicitation of store products in the DEVELOPMENT AREA in accordance with the DEVELOPER'S business plan submitted pursuant to Section 5.6(a) of this Agreement and in accordance with the minimum advertising expenditure guidelines set forth in the Area Developer Manual;

          (b) Interview prospects referred by GRANTOR;

          (c) DEVELOPER shall comply with all applicable laws and regulations.


     5.3 DEVELOPMENT DUTIES: DEVELOPER shall be responsible for the following activities:

          (a) Provide restaurants with advice and consultation regarding the establishment, construction, equipping and opening of restaurants;

          (b) Provide a restaurant opening team as specified in the Area Developer Manual from DEVELOPER'S personnel after the first two (2) openings.

     5.4 FRANCHISE SERVICE DUTIES: DEVELOPER shall provide restaurants with ongoing consultation concerning the operations of Tito's Cantina restaurants consistent with the requirements of the Area Developer Manual ("Services") which shall include:

          (a) Visit the premises of each restaurant at least twice a week;

          (b) Provide at least semi-annual evaluations of restaurant premises, operations, and compliance with operating standards as set forth in the MANUAL (referred to in the MANUAL AS Quality, Service, Cleanliness and Compliance, or ("QSCC"). DEVELOPER shall report the results of such inspections to the GRANTOR in writing on a timely basis in order that appropriate action may be taken, if necessary;

          (c) Act as liaison with restaurants for the purpose of communicating all programs established by GRANTOR;

          (d) Coordinate the activities of restaurant local advertising Co-ops, as designated or created by GRANTOR in the DEVELOPMENT AREA in accordance with the By-Laws of such Co-ops and the Area Developer Manual.


     5.5 REPORTING: DEVELOPER shall maintain in accordance with the standards, forms, methods, and procedures set forth from time to time in the Area Developer Manual and in other communications from GRANTOR to DEVELOPER, the following information:

          (a) Sales activity reporting, including number of advertisements, responses, repeat customer base and prospects;

          (b) Evaluation reports;

          (c) Quarterly and annual RESTAURANT income statements, balance sheets and cash flow statements, as GRANTOR may request under the terms of the UFA's;

          (d) Periodic RESTAURANT state and federal tax returns; and

          (e) Other Information. GRANTOR may require DEVELOPER to submit other information relating to the operation of the restaurants established pursuant to this Agreement or to DEVELOPER'S business, as set forth from time to time in the Area Developer Manual. Such reports will be derived from data developed and maintained by DEVELOPER in the ordinary course of business or as defined and redefined from time to time in the Area Developer Manual.

     All reports based upon such information shall be prepared in accordance with all applicable laws and regulations, generally accepted accounting principles ("GAAP") or cash method consistently applied, and the Area Developer Manual and the annual reports shall be certified as true and accurate by DEVELOPER or its authorized representative to the best knowledge of DEVELOPER or such representative. With respect to financial statements which include information received from RESTAURANTS, DEVELOPER shall only be responsible for providing such statements to GRANTOR after DEVELOPER has received the information from the restaurant and DEVELOPER shall not be in default of its obligations hereunder because of delays caused by delays on the part of the restaurant. Additionally, DEVELOPER'S certification of information received from the restaurants shall be limited to certifying that such information is a true and correct compilation of the information received by DEVELOPER from the restaurants. DEVELOPER shall provide such reports to GRANTOR as GRANTOR may from time to time request or as may be specified in the Area Developer Manual.


     5.6 MISCELLANEOUS DUTIES: In addition to the duties outlined above, DEVELOPER shall assume responsibility for the following:

          (a)Business Plan. DEVELOPER shall submit to GRANTOR a business plan (the "Business Plan"), prepared in accordance with a mutually agreed format and chart of accounts. The Business Plan shall be renewed annually and shall be submitted to GRANTOR at least thirty (30) days before the end of each calendar year.

          (b)Taxes and Other Payments. DEVELOPER shall pay all fees, taxes and other payments as specified in this Agreement.

          (c)Tito's Cantina National programs. DEVELOPER shall assist in the implementation of all Tito's Cantina National Programs throughout the DEVELOPMENT AREA.

          (d)Insurance and Indemnification.

(i)Mandatory Coverage. DEVELOPER shall maintain in full force and effect the following insurance during the term of this Agreement:

(1)comprehensive general liability insurance including food products liability insurance of not less than Five Hundred Thousand and No/100 Dollars ($500,000) per person and One Million and No/100 Dollars ($1,000,000) per occurrence and not less than One Hundred Thousand and No/100 Dollars ($100,000) property damage;

(2)worker's compensation insurance as required by applicable law; and

(3)all other insurance required by law (including applicable alcoholic beverage law) or by GRANTOR as set forth in the Area Developer Manual. (Note: the Area Developer Manual may provide for or recommend certain operational insurance coverages.)


(ii)Additional Insured. Each policy shall be issued by an insurer satisfactory to GRANTOR, shall name GRANTOR as additional insured and shall not be canceled without thirty (30) days prior written notice to GRANTOR. The general liability insurance shall insure GRANTOR, DEVELOPER, and the officers and employees of each of them against any liability for personal injury, death, or property damage arising or occurring upon or in connection with any DEVELOPER'S business whether the injury occurs or the cause arises on or off the premises of DEVELOPER's business.

(iii)Certificate of Insurance. At least thirty (30) days after the date hereof, and upon any change, and is applicable not less than annually thereafter, DEVELOPER shall deliver to GRANTOR a certificate with respect to such insurance showing that all required insurance is in full force and effect. If DEVELOPER fails to maintain any required insurance, GRANTOR may, but shall not be required to, obtain such insurance and DEVELOPER shall reimburse GRANTOR for any premiums paid by him for any such insurance.

          (f)Nondiscriminatory Activity. DEVELOPER shall not discriminate in any manner in the provision of services to restaurants in the DEVELOPMENT AREA. DEVELOPER shall treat all restaurant employees fairly and equitably at all times, in strict accordance with this Agreement and Manual(s).

          (g)Brokers.  DEVELOPER shall be permitted to utilize
brokers, agents, or other third parties in performance with its obligations, subject to GRANTOR's right to veto any particular such person and subject to DEVELOPER's obligation to indemnify GRANTOR, for any and all claims resulting from DEVELOPER's use of such person in the performance of its obligations as set forth in ARTICLE XV hereof. DEVELOPER shall comply promptly and accurately with all requests for information, documents, and assistance from GRANTOR's attorneys relating to compliance with applicable laws.

          (h)Comply with Agreement. DEVELOPER shall fully comply with all of the terms of this Agreement.

          (i)DEVELOPER shall abide by and adhere to the standards and operating procedures set forth in the MANUAL.

          (j)DEVELOPER agrees to accept and comply with such modifications, revisions, and additions to the MANUAL(S) on or before the effective date specified by GRANTOR with respect to any changes which have been approved as provided in Section 17.7 of this Agreement.


ARTICLE VI
DUTIES OF GRANTOR


     6.1 THE TITO'S CANTINA SYSTEM: GRANTOR shall maintain, update and refine the Tito's Cantina SYSTEM and the MANUALS, as may be necessary, in the sole discretion of GRANTOR, to insure the continued functionality thereof.


     6.2 PROTECTION OF MARKS: GRANTOR shall, at GRANTOR's expense, take reasonable measures to protect and defend the MARKS. DEVELOPER shall cooperate fully with GRANTOR in GRANTOR's efforts and activities in this regard.


     6.3 DELIVER PROPRIETARY INFORMATION:  GRANTOR shall provide
DEVELOPER with initial copies of the MANUALS. Periodically thereafter as GRANTOR, in its sole discretion, deems necessary, GRANTOR shall provide to DEVELOPER updates or additions to the MANUALS in order for DEVELOPER to remain abreast of recent developments in matters relating to the operation of Tito's Cantina restaurants, the conduct of Area Development Programs, and the provision of Support Services to the restaurants. DEVELOPER hereby acknowledges that such copies of the MANUALS and any updates or additions thereto are the property of GRANTOR and are merely loaned to DEVELOPER during the term of this Agreement.


     6.4 SALES MATERIALS: GRANTOR shall, at GRANTOR's expense, provide to DEVELOPER an initial supply of sales and prospecting materials. GRANTOR shall make available at a reasonable cost additional copies of the sales prospecting materials, and any supplements, or renewals thereof to DEVELOPER at DEVELOPER's sole expense, upon DEVELOPER's request.

     6.5 TRAINING PROGRAM:

          (a)Developer Training. GRANTOR shall, at GRANTOR's expense, provide each DEVELOPER with training regarding the Tito's Cantina CONCEPT to enable DEVELOPER to perform its obligations under this Agreement.


     6.6 OPENING ASSISTANCE: With respect to the opening of the first two (2) restaurants which shall be opened within the DEVELOPMENT AREA by DEVELOPER pursuant to this Agreement, GRANTOR shall provide GRANTOR personnel and/or authorized representatives (whether one or more) to attend the opening and assist in the pre-opening training of restaurant employees and in opening day operations.


     6.7 ONGOING CONSULTATION: Other ongoing consultation, advice, and assistance as GRANTOR may deem appropriate, from time to time, to assist DEVELOPER in the performance of its obligations under this Agreement, to maintain the high standards and image of the Tito's Cantina NETWORK, and to improve the Tito's Cantina SYSTEM.


ARTICLE VII
COMPLIANCE WITH GOVERNMENTAL REGULATIONS


     7.1 LICENSING AND COMPLIANCE WITH LAWS:
          (A) GRANTOR and DEVELOPER shall obtain and maintain in current status all licenses and permits necessary for the performance of its duties as set forth in this Agreement, provided, however, that nothing in this Section 7.1(b) shall be deemed to imply or require that GRANTOR is obligated to qualify to do business in the DEVELOPMENT AREA.


ARTICLE VIII
ADVERTISING

     8.1 REQUIRED DEVELOPER EXPENDITURES FOR MARKETING AND ADVERTISING: Each UNIT FRANCHISE AGREEMENT provides that DEVELOPER shall on an annual basis spend three percent (3%) of GROSS SALES for local and/or regional advertising.


     8.2 COOPERATIVE ADVERTISING PROGRAMS:

          (a) At such time as GRANTOR shall determine is appropriate, DEVELOPER shall coordinate the establishment of a regional cooperative advertising association (Co-op), and restaurants within each ADI shall be required to become members of such Co-op.

          (b) GRANTOR shall establish bylaws for such Co-ops, and DEVELOPER shall abide by such bylaws and rules. GRANTOR shall have the right to make amendments to the bylaws and rules as it deems necessary, in its sole discretion, to facilitate the objectives of the Co-op. The bylaws and rules may include, without limitation, the obligation the restaurant to pay all or any portion of restaurant's required expenditures for marketing and advertising [three percent (3%) of GROSS SALES] to the Co-op of which the restaurant is a member, provided, however, that the required payment to the Co-op shall not exceed three percent (3%) of GROSS SALES.

          (c) DEVELOPER shall coordinate and review the administration of each Co-op established within the DEVELOPMENT AREA.


ARTICLE IX
TRADE SECRETS AND TRADEMARKS

     9.1 Trademarks.

          (a)Ownership. DEVELOPER acknowledges and agrees that GRANTOR owns the MARKS and the goodwill associated therewith, and that DEVELOPER had no part in the creation or development of the MARKS.

          (b)No Dispute by DEVELOPER. DEVELOPER shall not, at any time, question, or attack the validity of the MARKS or GRANTOR's right, title, or interest therein.

          (c)Use Inures to GRANTOR. DEVELOPER agrees that all use of the MARKS and the goodwill associated therewith shall inure to the benefit of GRANTOR. DEVELOPER shall not adopt for use in connection with any RESTAURANT any mark, product designation, or slogan without prior written approval of GRANTOR.

          (d)Guidelines for Use. Any display or use of the MARKS by DEVELOPER shall be pursuant to GRANTOR's direction. DEVELOPER shall neither make use or nor authorize another's use of the MARKS without the prior written consent of GRANTOR, except DEVELOPER is hereby expressly authorized to have the MARKS reproduced on the following items:

               (i)business cards;

               (ii)stationery;

               (iii)prospect advertising.

In connection with any use or display by DEVELOPER or any MARKS, DEVELOPER shall follow the guidelines for proper trademark usage established by GRANTOR and set forth in the MANUAL.


     9.2 TRADE SECRETS.

          (a)GRANTOR Created System. DEVELOPER acknowledges that he had no part in the creation or development of the SYSTEM, and disclaims any right or interest therein, or to the goodwill derived therefrom.

          (b)Obligation of Confidence. DEVELOPER acknowledges that the SYSTEM is unique and not available to the general public and agrees that its formats, recipes, procedures, and entire contents of all MANUALS constitute trade secrets for the purpose of this Agreement. DEVELOPER further agrees that information made available to him from time to time concerning the SYSTEM will be received in confidence and will not be divulged to any person other than employees who reasonably require access to such information for purposes of fulfilling their employment responsibilities. All employees to whom the information, or any part of it, is made available shall be informed of his obligation of confidence before the information is disclosed.

          (c)Secrecy Agreements. DEVELOPER shall, subject to applicable law, obtain a written agreement in the form set forth in the MANUAL or in such other form as may be satisfactory to GRANTOR imposing an obligation of confidence from each employee having access to the MANUAL or other confidential information.

     9.3 NOTIFICATION OF INFRINGEMENTS:

          (a)Notice. DEVELOPER shall immediately notify GRANTOR of any and all infringements or imitations of the MARKS or any attempt to misappropriate GRANTOR's trade secrets or other proprietary information.

          (b)Cooperation. DEVELOPER shall cooperate in the prosecution of any action to prevent the infringement, imitation, illegal use, or misuse of the MARKS or misappropriation of trade secrets and agrees to be named as a party in such action if so requested by GRANTOR. The costs and expenses of such action (except DEVELOPER's personal legal counsel, if any) shall be borne by GRANTOR, provided, however, that in the event said action is required to be undertaken because of the conduct, acts or omissions of DEVELOPER, then DEVELOPER shall reimburse GRANTOR for the costs and expenses of such action.


ARTICLE X
UNFAIR COMPETITION AND
COVENANT NOT TO COMPETE


     10.1 DEVELOPER'S OBLIGATIONS RESULTING FROM DISCLOSURE OF AND
USE OF THIS SYSTEM: As a result of this Agreement, DEVELOPER will receive disclosure of and be permitted to use the SYSTEM in the operation of DEVELOPER's business. DEVELOPER acknowledges and agrees that the right to receive such disclosure and to use the SYSTEM has substantial value to DEVELOPER. Unauthorized use of the SYSTEM, in whole or in part, would likely result in substantial harm to the legitimate business interests of GRANTOR and all licensees using the SYSTEM. For this reason, and in consideration of the rights granted DEVELOPER in this Agreement, DEVELOPER agrees to the limitations and restrictions as are provided in this Article X.


     10.2 NO UNAUTHORIZED USE OF SYSTEM BY DEVELOPER. DEVELOPER agrees that during the term of this Agreement, it will use its best and continuing efforts to promote and develop the business of the Tito's Cantina restaurants and that, during the term hereof, they will not directly or indirectly engage in the establishment, operation, advertising or marketing of any restaurant, other than a Tito's Cantina restaurant licensed by GRANTOR which uses or duplicates the SYSTEM in whole or in part.


     10.3 UNLIMITED COVENANT AGAINST COMPETITIVE ARRANGEMENTS.

          (a) DEVELOPER agrees that during the term of this Agreement, and for a period of eighteen (18) months following termination of this Agreement for any reason, they will not, without the consent of GRANTOR, in any town, city, borough or metropolitan area within GRANTOR's OPERATING TERRITORY [as defined in Subsection 10.3(b) below], participate in the establishment or operation, whether as an owner, officer, partner, consultant, financier, employee or otherwise, of any restaurant or food service operation offering principal menu entrees or items which are the same or confusingly similar to those then offered at any Tito's Cantina restaurant or outlet nationwide.

          (b) GRANTOR's OPERATING TERRITORY includes all towns, cities, boroughs or metropolitan areas where, upon termination of this Agreement, GRANTOR or its licensees, representatives or assigns (i) then operate Tito's Cantina restaurants, or (ii) have then taken affirmative actions to develop, operate or license others to develop or operate one (1) or more Tito's Cantina restaurants. By way of example only and without limitation, affirmative actions including (i) granting to others territorial rights for an area that includes the location where DEVELOPER's restaurant or food service is or is intended to be located, or (ii) applying to register MARKS with the appropriate governmental office or agency in state, country or other appropriate political subdivision in which such location is located.

          (c) DEVELOPER shall not be precluded from engaging or participating in a restaurant, or food service business offering food products so long as the covenants of Section 10.1 and Subsection 10.3(a) and (b) above are not violated and DEVELOPER's obligation to not infringe or misappropriate the intellectual property rights of GRANTOR as provided by law under this Agreement are not violated.


     10.4 RESTRICTIONS AS TO EMPLOYEES.  Neither GRANTOR nor
DEVELOPER, directly or indirectly, shall entice, induce or attempt to entice or induce any employee of the other, or any employee of any other franchise, to leave such employment for the purpose of working for the inducing party without the express written consent of the affected employer. Neither GRANTOR nor DEVELOPER shall knowingly employ or seek to employ any employee of the other, or any person who is or has been during the previous six (6) months an employee of a licensed Tito's Cantina restaurant, without the express written consent of the employer.


     10.5 INTENTIONS AND REFORMATION. The parties have agreed to the restrictions contained in this Article X in a good faith effort to protect the legitimate business interest of GRANTOR and all licensees using the SYSTEM. The restrictions contained in this Article X have been carefully tailored and agreed upon by the parties in a good faith attempt to not unduly restrict or interfere with the rights of DEVELOPER. Both parties specifically request that should a court of competent jurisdiction or any panel hearing a dispute under this Agreement finally adjudicate that the restrictions provided in this Article X are too broad as to area, activity or time, such restrictions be narrowed to whatever extent the court deems reasonably necessary and, thereafter, that such restrictions as narrowed be enforced.


     10.6 REMEDIES. This Article shall be enforceable by specific performance, injunctive relief, damages or any combination thereof. Each section in this Article X shall be construed as a separate covenant concerning competition.


ARTICLE XI
DEFAULTS

     11.1 DEFAULTS BY DEVELOPER. In the event of a breach by DEVELOPER with respect to any provision of this Agreement, GRANTOR shall give written notice to DEVELOPER of such breach and DEVELOPER shall have thirty
(30) days after notification to correct said breach, provided, however, that if this Agreement specifies a cure period other than thirty (30) days, the specified cure period shall control. Thereafter, subject to applicable law, if DEVELOPER fails to cure the breach within the cure period specified, GRANTOR may, at its sole option, and without prejudice to any other rights or remedies provided herein or by applicable law, terminate the rights of DEVELOPER granted herein.


     11.2 EFFECT OF CURE: In the event DEVELOPER cures the default within the allowed period, then this Agreement shall continue in full force and effect as if no notice of default had been made. In the event DEVELOPER timely and in good faith commences corrective action and diligently pursues to completion as soon as practical such corrective action and is successful in correcting the deficiencies or defaults complained of, then DEVELOPER shall be deemed to have timely cured said default.


     11.3 OTHER GRANTOR RIGHTS NOT AFFECTED: The giving by GRANTOR of any notice of any event of default as provided in this Article shall not constitute an election of remedies and shall not affect any other rights or remedies afforded GRANTOR pursuant to the terms of this Agreement.


     11.4 GOOD CAUSE: It is expressly understood and agreed by DEVELOPER that the occurrence of any one or more of the events of default set forth in this Article which if susceptible to cure, remains uncured for the time period specified, shall constitute good cause for GRANTOR to terminate this Agreement.


     11.5 DEFAULT BY GRANTOR:  In the event DEVELOPER believes
GRANTOR to be in default with respect to any provisions of this Agreement, DEVELOPER shall give notice to GRANTOR of said default, and GRANTOR shall have thirty (30) days after notification to correct said default. In the event that GRANTOR timely and in good faith commences corrective action and diligently pursues to completion such corrective action and is successful in correcting the deficiencies or defaults complained of, then GRANTOR shall be deemed to have timely cured said default. The failure of DEVELOPER to give notice of default and opportunity to cure to GRANTOR shall estop DEVELOPER from alleging or complaining of such default for any purpose.

     11.6 OTHER DEVELOPER RIGHTS NOT AFFECTED:  The giving by
DEVELOPER of any notice of any event of default as provided in this Article shall not constitute an election of remedies and shall not affect any other rights or remedies afforded DEVELOPER pursuant to the terms of this Agreement.


     11.7 NON-CURABLE DEFAULTS BY DEVELOPER: Subject to applicable law, upon the occurrence of an event of default specified below, GRANTOR, at his sole option, without prejudice to any other rights or remedies provided herein or by applicable law, may terminate the license granted by this Agreement. GRANTOR hereby agrees to give DEVELOPER written notice of the occurrence of such events of default. No delay in the discovery of the happenings of the event of default shall alter or affect GRANTOR's rights or the giving of notice thereof.

          (a)Failure to timely comply with the DEVELOPMENT
SCHEDULE. Provided, however, that so long as by the REQUIRED OPENING DATE, a restaurant has obtained certification of a location, executed a UFA, paid all monies required to be paid hereunder and thereafter proceeds to diligently pursue the opening of the restaurant and is successful in opening said restaurant, then DEVELOPER shall be deemed not to have been in default of this provision;

          (b)Voluntary abandonment of the relationship created hereby. For the purpose of this Agreement, the failure to perform substantially all of the DEVELOPER's obligations pursuant to this Agreement for a duration of forty-five (45) days shall constitute voluntary abandonment;

          (c) Any transfer or attempt, in whole or in part, to transfer the rights granted by this Agreement which is not in compliance with the requirements of Article XIV without the express prior written consent of GRANTOR, provided, however, that negotiation with third parties for the potential sale or transfer of such rights conducted in compliance with the requirements of paragraph 14.3 of this Agreement shall not constitute an event of default; or

          (d) Making false or misleading statements or omission of any material adverse fact in the application, financial statements, business plan, or any other information provided to GRANTOR.

          (e) Conviction of DEVELOPER in a court of competent jurisdiction of an indictable offense, punishable by a term of imprisonment of one (1) year or more which is directly related to the business conducted pursuant to this Agreement;

          (f) Repeated material breaches or violations of the Agreement, whether cured or not;

          (g) Failure of any of the warranties and representations by DEVELOPER in this Agreement to be true and correct in all material respects at the time of execution hereof and at all times throughout the term hereof and any renewals or extensions thereof; or

          (h) Violation of the obligation of confidence set forth in this Agreement.


ARTICLE XII
DISPUTE RESOLUTION


     12.1 ARBITRATION OF DISPUTES: Any dispute between the parties to this Agreement shall be submitted to binding arbitration according to the provisions of this Article XII.


     12.2 ARBITRATION PROCEDURES:

          (a)Selection of Panel.  Each party shall select one
(1) qualified arbitrator and the two (2) arbitrators shall select a third qualified arbitrator. Failing selection of an arbitrator by either party, or by two (2) selected by the parties, the additional arbitrator(s) shall be selected by the American Arbitration Association or any successor thereof.

          (b)Qualifications of Arbitrators. Each Arbitrator must meet or exceed each of the following criteria:

(i)thirty-eight (38) years of age;

(ii)not less than three (3) years experience in a "Qualified Foodservice Position;"

(iii)employed in a "qualified Foodservice Position" within last twelve (12) months;

(iv)is not a current or former director, officer, partner, employee, consultant or affiliate of either party or of the directors, officers or partners of either party; and

(v)"Qualified Foodservice Position" shall mean: district (regional/area) supervisor of operations or higher level operations management position for multi-unit, quick service (fast food) restaurant or chain.

          (c) Rules. The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association where such rules are not inconsistent with the provisions of this Article and the following supplemental rules:

(i)location of arbitration:

                    San Juan, Puerto Rico

(ii)time periods:

-appointment of arbitrators by parties:

                    twenty (20) days from Notice of Arbitration

-appointment of third arbitrator:

                    fifteen (15) days from appointment of first two arbitrators by the parties.

-initial hearing:
                    twenty (20) days from
                    appointment of third (3rd) arbitrator.

-deadline for decision of arbitrators:

                    ten (10) days from conclusion of hearing.

          (d)Expenses. The expenses of the arbitration proceeding shall be borne by the losing party.

          (e)Binding Effect of Award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          (f)Specific Performance. The provisions of this Agreement providing for arbitration may be specifically enforced by either party.

          (g)Federal Arbitration Act.  The Federal Arbitration
Act, 9 U.S.C.A. Sections 1-14 shall apply to this Article.


     12.3 EXCLUDE MATTERS: Notwithstanding any provision of this Agreement to the contrary, GRANTOR shall have the right to determine at any time, or from time to time, whether matters involving the MARKS, or the provisions of Articles IX (Trade Secrets and Trademarks) and X (Unfair Competition and Covenant Not to Compete) shall be determined judicially or by arbitration as provided above.

ARTICLE XIII
TERMINATION


     13.1 TERMINATION BY DEVELOPER. DEVELOPER shall have the right to terminate this Agreement and the rights granted hereby upon ninety (90) days prior written notice to GRANTOR. Such termination shall be effective only upon execution by DEVELOPER of a general release of GRANTOR in form reasonably acceptable to GRANTOR, and such other documentation as GRANTOR shall reasonably require. DEVELOPER shall have no right to the return or refund of any fees paid pursuant to this Agreement.


     13.2 TERMINATION BY GRANTOR. Upon the occurrence of an event of default, which, if applicable, is not timely cured according to the provisions of this Agreement (including, without limitation, the provisions of Article XI hereof), GRANTOR shall have the right to terminate this Agreement and the rights granted hereby upon written notice to DEVELOPER. Except as otherwise provided or required by applicable law, said notice shall be immediately effective. DEVELOPER shall have no right to the return or refund of any fees paid pursuant to this Agreement.


     13.3 EXPIRATION: If not terminated earlier as provided above, upon the expiration of the TERM, this Agreement and the rights granted hereby shall terminate according to its terms, and no notice of any type shall be required.


     13.4 NOTICE OF TERMINATION: Any Notice of Termination required or permitted shall be in writing and shall be given in accordance with the Notice provisions set forth herein.


     13.5 EFFECT OF TERMINATION--UNIT AGREEMENTS NOT AFFECTED:
Upon expiration or termination of this Agreement for any reason, all rights and obligations between the parties under this Agreement shall terminate, except those obligations which expressly or by their nature survive the termination of this Agreement. It is expressly understood and agreed that, absent a default under the terms thereof, UNIT AGREEMENTS executed pursuant to this Agreement shall not be affected by termination of this Agreement.


     13.6 WINDING UP OF DEVELOPER'S BUSINESS:

          (a) In the event that upon termination of this Agreement DEVELOPER has no currently effective UNIT FRANCHISE AGREEMENTS, then DEVELOPER shall:

(i)immediately discontinue the use of and shall not thereafter use the SYSTEM; including, without limitation, the MARKS, trade secrets, proprietary information, sauces, ingredients, secrete formulas, designs and printed products which bear the MARKS;

(ii)return to GRANTOR the MANUAL, all advertising materials, and other written materials furnished pursuant to this or any other Agreement with GRANTOR or any successor thereto;

(iii)at the request of GRANTOR, and upon payment of the fair market value thereof, return to GRANTOR all supplies and other materials that bear the MARKS; and

(iv)settle all accounts with GRANTOR and any vendor or supplier; and

(v)execute documentation in form and substance reasonably acceptable to GRANTOR releasing GRANTOR from any and all claims.


     13.7 POST TERMINATION PROTECTION OF TRADE SECRETS AND
PROPRIETARY INFORMATION:

          (a)Survival of Obligation of Confidence. The obligations of confidence, secrecy, and non-disclosures with respect to GRANTOR's trade secrets and proprietary information as set forth in this Agreement, including without limitation the provisions of Article IX shall survive the termination or expiration of this Agreement.

          (b)Survival of Covenant Not to Compete:  The Covenant
Not to Compete set forth in this Agreement, including without limitation the provisions of Article X, shall survive the termination or expiration of this Agreement.


          (c)Survival of Other Provisions. Any other provisions of this Agreement which are personal in nature or which by their terms may not be completely performed during the term of this Agreement shall survive the termination or expiration hereof.


     13.8 NO RESIDUAL BENEFIT: Upon termination of this Agreement for any reason, DEVELOPER shall have no residual interest in or to the MARKS, the SYSTEM, the MANUALS, the use of the Tito's Cantina name, the signs, recipes, formulae, trade secrets or other proprietary information made available pursuant to this Agreement.


     13.9 POST-TERM COMPENSATION OF DEVELOPER.

          (a) Upon termination of this Agreement due to:

(i)expiration of the TERM;

(ii)the occurrence of any of the Non-Curable Defaults described in Subsections 11.8(b), (c), (d), (e), (g), or (h).

(iii)transfer pursuant to Article XIV; or

(iv)any other reason not enumerated in Subsection 13.9)B) below,

DEVELOPER shall not be entitled to any compensation, consideration, or adjustment from GRANTOR arising out of this Agreement or the operation of a restaurant and accruing subsequent to the date of such termination.

          (b) Upon termination of the Agreement for:

(i)failure to meet the MINIMUM DEVELOPMENT SCHEDULE; or
(ii)repeated breaches of this Agreement, whether cured or not, as specified in Section 11.8(f),

DEVELOPER shall be entitled to receive fifty percent (50%) of the ROYALTY FEES of each restaurant established pursuant to this Agreement for which an UNIT FRANCHISE AGREEMENT is in effect on the date of such termination for a period equal to the lesser of (i) the unexpired term of the UNIT FRANCHISE AGREEMENT for such restaurant or (ii) five (5) years from the date of such termination. Any amounts due to DEVELOPER under this provision shall be payable in monthly installments, at the time and in the manner provided in this Agreement for the making of similar payments to DEVELOPER during the TERM hereof.


ARTICLE XIV
TRANSFER


     14.1 TRANSFER BY DEVELOPER:

          (a)General Provisions. DEVELOPER understands and acknowledges that GRANTOR has granted the rights set forth in this Agreement in reliance on the business skill, financial capacity and personal character of DEVELOPER and OTHER OWNERS. Accordingly, neither DEVELOPER nor any initial or subsequent successor or permitted assignee to any part of DEVELOPER's interest in this Agreement shall sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber ("Transfer") any interest in this Agreement without the prior written consent of GRANTOR, which consent shall be granted only upon the satisfaction of the conditions set forth in Section 14.1(c) below. Further, DEVELOPER shall not permit a Change in Control (as defined below) of DEVELOPER without the prior written consent of GRANTOR, which consent shall be granted upon the satisfaction of the conditions set forth in Section 14.1(c) below. DEVELOPER may permit a Transfer of an ownership interest in DEVELOPER that does not constitute a Change in Control to occur after first complying with the provisions of Section 14.1(b) below. Any purported assignment or transfer, by operation of law or otherwise not in compliance with his Article XIV shall be null and void and shall constitute a material breach of this Agreement. As used herein, the term "Change in Control" shall mean the acquisition by any person or entity of shares of stock or other ownership interests in DEVELOPER having ordinary voting power to elect a majority of the board of directors or other governing body of DEVELOPER.

          (b)Transfers Not Involving Change of Control. In the event the proposed Transfer would not result in a Change in Control of DEVELOPER, then such Transfer shall be effective only upon GRANTOR's receipt of:

(i)written notice of the identity, address, telephone and tax identification number of the transferee; and

(ii)transferee's written agreement to be bound by and comply with all obligations, covenants and agreements set forth in this Agreement regarding trademarks, trade secrets or unfair competition; such agreement to be in the standard form then currently in use in the SYSTEM.

          (c)Transfers Involving Change of Control. GRANTOR shall consent to a Transfer of an interest in this Agreement or to a Transfer of an ownership interest in DEVELOPER that would result in a Change in Control, provided that all of the following conditions precedent are satisfied:

(i)The transferee shall demonstrate to GRANTOR that transferee meets the criteria considered by GRANTOR when reviewing a prospective DEVELOPER's application for development rights, including, but not limited to GRANTOR's educational, managerial and business standards; transferee's good moral character, business reputation and credit rating; transferee's aptitude and ability to conduct the business contemplated under this Agreement (as may be evidenced by prior related business experience or otherwise); transferee's adequate financial resources and capital to perform its obligations under the Agreement;

(ii)DEVELOPER is not in default of any provision of this Agreement, any amendment or successor agreement, or any other agreement between DEVELOPER and GRANTOR or its subsidiaries and affiliates executed pursuant to this Agreement;

(iii)The transferor shall have executed a general release, in a form satisfactory to GRANTOR, of any and all claims arising under this Agreement and all applicable federal, state, provincial and local laws, rules and ordinances pertaining hereto against GRANTOR, its partners, affiliates and subsidiaries and their respective officers, directors, shareholders and employees, in their corporate and individual capacities;


(iv)The transferee shall execute the then current form of this Agreement, and the forms of such other ancillary agreements as shall have been executed pursuant to this Agreement as GRANTOR may require, which agreements shall supersede this Agreement and such ancillary documents in all respects; and, if transferee is a corporation, partnership or similar entity or association, transferee's shareholders, partners, equity participants or other investors, as applicable, shall agree in writing to be bound by and comply with all obligations, covenants and agreements set forth in this Agreement regarding trademarks, trade secrets or unfair competition, such agreement to be in standard form of same then currently in use in the SYSTEM;

(v)DEVELOPER shall pay for Developer Transfer Fees referred to in Subsection 4.1(d) above;

(vi)At the transferee's expense, the transferee's management personnel and other personnel as reasonably requested by GRANTOR, shall complete GRANTOR's initial training program then in effect for such personnel; and

(vii)All of the DEVELOPER's accrued monetary obligations and all other outstanding obligations to GRANTOR, its subsidiaries and its affiliates arising under this Agreement or any other agreement executed pursuant to this Agreement shall have been satisfied.

          (d) DEVELOPER acknowledges and agrees that each condition which must be met by the transferee is reasonable and necessary to ensure such transferee's full performance of its obligations under this Agreement.


     14.2 VOLUNTARY TRANSFER BY DEVELOPER/RIGHT OF FIRST REFUSAL BY GRANTOR:

          (a) In the event DEVELOPER receives a bona fide offer from a third party to purchase DEVELOPER's business which DEVELOPER desires to accept, DEVELOPER shall give GRANTOR written notice thereof setting forth:

(i)name and address of prospective purchaser;

(ii)price and terms of the offer;

(iii)a copy of the sales contract;

(iv)a DEVELOPER Application completed by the prospective purchaser; and

(v)any other information that GRANTOR may reasonably request in order to evaluate the offer.

          (b) GRANTOR shall have thirty (30) days from the receipt of the last of the information set forth above to evaluate the offer and give DEVELOPER notice of its intent to exercise its right of final refusal. Silence on the part of GRANTOR shall constitute election not to exercise said right of first refusal.

          (c) If GRANTOR elects to exercise said right of first refusal then GRANTOR shall purchase on the same terms as set forth in the offer provided, however, that the losing shall be extended by the thirty (30) day evaluation period and further provided:

(i)if the consideration provided in the offer is not money, the purchase price shall be cash equal to the fair market value of the consideration;

(ii)if the proposed transfer involves assets of DEVELOPER not related to the operation of the business of DEVELOPER, GRANTOR shall have the option to purchase only the assets related to the operation of the business of DEVELOPER or to purchase all assets included in the offer, and the purchase price shall be allocated accordingly.

          (d) The election by GRANTOR not to exercise its right of first refusal as to any offer shall not affect its right of first refusal as to any other offer. Moreover, such election not to exercise its right of first refusal shall not constitute GRANTOR's consent to or approval of Transfer of the rights created hereby or the business to the proposed transferee or purchaser.


     14.4 PROCEDURE UPON APPROVAL OF TRANSFER: Upon approval of a proposed transfer by GRANTOR, the proposed transferee shall:

          (a) Execute the then current form of AREA DEVELOPER AGREEMENT and any other documents as reasonably required by GRANTOR, or as contemplated in Subsection 14.1(b) and (c).

          (b) Undertake and satisfactorily complete (at transferee's sole expense) such training as GRANTOR may reasonably require.

     14.5 TRANSFER BY GRANTOR. GRANTOR shall have the right to assign its rights hereunder to any person or entity provided however, that said assignee shall assume all obligations of GRANTOR hereunder. GRANTOR shall provide notice of such assignment to DEVELOPER, but GRANTOR's failure to provide such notice shall have no effect on the validity or effectiveness of the assignment.


     14.6 NONWAIVER OF CLAIMS: GRANTOR's consent to a transfer of any interest in DEVELOPER or in this Agreement shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be deemed a waiver of GRANTOR's right to demand exact compliance with any of the terms of this Agreement by the transferee.


     14.7 EFFECT OF FAILURE TO COMPLY: In the event DEVELOPER attempts to transfer this Agreement or the rights granted pursuant hereto without the prior express written approval of GRANTOR, said transfer shall be void and of no effect and the said attempt to transfer shall constitute a Non-curable Default as provided in Section 11.8 above.

          (a) DEVELOPER shall have no right to sublicense or sub-franchise any rights granted hereunder.

          (b) Any Transfer not in accordance with the provisions of this Article shall be void and of no effect.

          (c) Any violation of or attempt to avoid the provisions of this Article shall result in immediate termination of this Agreement and the license granted hereby.


ARTICLE XV
INDEMNIFICATION


     15.1 DEFINITIONS: For purposes of this Article XV, the following terms are defined. These definitions incorporate terms defined in other portions of this Agreement.

          (a)Indemnify. To "Indemnify" means to protect, defend, hold harmless, pay and be solely responsible for the "Indemnified Liabilities" (as such term is herein defined).

          (b)Liabilities. "Liabilities" shall include all claims, damages, losses, liens, cause of action, suits, judgments and expenses (including court costs, attorneys fees, and costs of investigation) of any nature, kind or description by, through or of any person or entity, including personal injury, death, or property loss or damage.

          (c)Indemnified Liabilities. "Indemnified Liabilities" shall be all Liabilities arising from the Indemnified Matters except solely from Excluded Matters (as such terms are herein defined).

          (d)Arise.  The term "Arise" means directly or
indirectly, in whole or in part (i) to occur as a result of, (ii) to cause, or (iii) to result in.

          (e)Instrumentality. "Instrumentality" shall mean by, through or of the DEVELOPER including: (i) the DEVELOPER itself, (ii) the employees of the DEVELOPER and (iii) any person that the DEVELOPER controls or exercises control over.

          (f)Indemnified Persons. "Indemnified Persons" shall include (i) the GRANTOR, GRANTOR's parents, affiliated companies of GRANTOR or any partner of GRANTOR, (ii) as to each of the persons listed in (i) the following persons: each such persons respective partners, partners of their partners, and any successors, assigns, heirs, personal representatives, devisees, agents, stockholders, officers, directors, employees, and affiliates of any persons listed in (ii).


     15.2DEVELOPER'S INDEMNITY: DEVELOPER agrees to indemnify the Indemnified Persons for all Liabilities arising out of and of the following matters (the "Indemnified Matters").

          (a) any acts or omissions of the DEVELOPER, including Liabilities caused by the DEVELOPER's of any Instrumentality's negligence or willful misconduct, or

          (b) the performance of its obligations under this Agreement, or

          (c) DEVELOPER's user of brokers or other third parties in the performance of its obligations, or

          (d) any public or private offering or syndication undertaken by DEVELOPER pursuant to the provisions of Section 14.2 hereof.

          (e) any breach of warranty, express or implied, by DEVELOPER.

     15.4 EXCLUDED MATTERS. The Indemnified Liabilities do not include any Liabilities arising solely out of the following matters:

          (a) the gross negligence or

          (b) willful misconduct

of an Indemnified Person (the "Excluded Matters").


     15.5 NOTICE: Each Party shall promptly advise the other Party in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply.


     15.6 DEFENSE: The Indemnifying Party, at its expense, shall assume on behalf of the Indemnified Persons and conduct with due diligence and in good faith the defense of all Indemnified Liabilities. The defense shall be counsel satisfactory to the Indemnified Persons. Each Indemnified Person shall have the right, at its option, to be represented by advisory counsel of its own selection and at the expense of the Indemnifying Party. In the event of the failure by the Indemnifying Party fully to perform in accordance with this indemnification, each Indemnified Person at its option, and without relieving the Indemnifying Party of its obligations hereunder, may perform or attempt to perform, settle or satisfy the Indemnified Liability, and in such case all costs and expenses so incurred by an Indemnified Person in that event shall be reimbursed by the Indemnifying Party to the Indemnified Person, together with interest. Interest shall accrue on the amount so expended by an Indemnified Person from the date any such expense was paid by the Indemnified Person until reimbursed by the Indemnifying Party, at the rate of interest provided to be paid on judgments by the laws of the State of Colorado.


     15.7 WORKER'S COMPENSATION AND SIMILAR LAWS: This indemnification shall not be limited to damages, compensation or benefits payable under insurance policies, worker's compensation acts, disability benefit acts or other employee's benefit act.


     15.8 SEVERABILITY: It is agreed with respect to any legal limitations now or hereafter in effect and affecting the validity or enforceability of this indemnity, such legal limitations are made a part of the indemnity and shall operate to amend this indemnity to the minimum extent necessary to bring the provision into conformity with the requirement of such limitations, and as so modified, this indemnity shall continue in full force and effect.


ARTICLE XVI
RELATIONSHIP OF THE PARTIES


     16.1 INDEPENDENT CONTRACTOR-NO JOINT VENTURE: DEVELOPER is an independent contractor and is not and shall not be considered to be an agent, partner, joint venturer, or employee of GRANTOR, and no fiduciary relationship between the parties exists. Except as specifically set forth in Subsection 3.1(d), DEVELOPER shall have no right to bind or obligate GRANTOR in any way nor shall DEVELOPER represent that he has any right to do so. Except as specifically set forth in this Agreement and the MANUAL, DEVELOPER shall have the full and complete control of the day-to-day operation of his business and the business policies and practices adopted and utilized in connection therewith, including, without limitation, the terms and conditions of employment of DEVELOPER's employees.


     16.2 INDICIA OF RELATIONSHIP: In all public records and in their relations, DEVELOPER shall indicate the independent ownership of DEVELOPER's business and that he is an independent contractor. DEVELOPER shall clearly reflect on all stationery, business forms, checks, etc., that DEVELOPER is an independent contractor of GRANTOR and the DEVELOPER's business is not being operated by GRANTOR. DEVELOPER shall not use the word "Tito's Cantina" nor any word, name, mark or variation thereof confusingly similar thereto, in his business or corporate name. If local laws or ordinances require that DEVELOPER file an affidavit for doing business under an assumed name or otherwise fictitious or assumed name, DEVELOPER shall include in such filing or application therefor an indication that the same is made "as an independent contractor of Tito's Cantina, Newport, Rhode Island 02840.

     16.3 PERSONAL NATURE OF OBLIGATIONS: DEVELOPER acknowledges and agrees that the personal qualifications, skills and abilities of DEVELOPER (and/or OTHER OWNERS as individuals as appropriate for corporate restaurants) are a material part of the consideration for this Agreement and that GRANTOR has entered into this Agreement in reliance on said personal qualifications, skills, and abilities and the continued involvement of said individuals in the operation of DEVELOPER's business.

     16.4 OBLIGATIONS OF GUARANTOR AND OTHER OWNERS:

          (a)OTHER OWNERS.  Each OTHER OWNER is executing this
Agreement for the express purpose of being bound by the provisions of Articles II (Warranties and Representations), IX (Trade Secrets and Trademarks), X (Unfair Competition and Covenant Not to Compete) and Subsections 13.7(a) (Survival of Obligation of Confidence) and 13.7(b) (Survival of Covenant Not to Compete) hereof.


     16.5 OWNER/OPERATOR: DEVELOPER further agrees to designate at least one (1) individual who will devote substantially all of his business time to the operation of DEVELOPER's business as described in this Agreement.


     16.6 IMPLIED COVENANT OF GOOD FAITH AND FAIR DEALING: It is the intent of the parties hereto that this Agreement imposes, and this Agreement does hereby impose on the parties a duty of good faith in their performance hereunder and their enforcement hereof. Good Faith means honesty in fact and the observance of reasonable commercial standards of fair dealing in the trade.


ARTICLE XVII
MISCELLANEOUS


     17.1 MERGER: This Agreement, including any addendum, contains the entire agreement of the parties with respect to the subject matter of this Agreement. No representation or promise between the parties relating to the subject matter of this Agreement shall have any effect unless the representation or promise is contained in this Agreement, including any addenda.


     17.2 SEVERABILITY. If any provision of this Agreement for any reason is invalid or unenforceable because of any law or rule of law, such invalidity or unenforceability shall not affect the validity of any remaining provisions of this Agreement, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid or unenforceable provision thereof eliminated. It is the intention of the parties hereto that each of them would have executed the remaining provisions of this Agreement without including therein any such provision which may be invalid or unenforceable.


     17.3 STATUTORY SAVINGS CLAUSE:  If any provision of this
Agreement is contrary to any Federal statue or regulation, or any State statute or local ordinance or regulation, the parties hereby declare that such provision shall be amended to conform to any such statutory or regulatory provision and in case of any such conflict this Agreement shall be interpreted and construed as if the offending provision herein had been in conformity with such statute, ordinance or regulation.


     17.4 APPLICABLE LAW: Except where the provisions hereof are expressly made "subject to applicable law" and said applicable law is inconsistent or in conflict with Colorado law, the Agreement shall be construed in accordance with the laws of the State of Colorado.


     17.5 BINDING NATURE: Unless otherwise provided in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, personal representatives, successors, and assigns. The provisions of this Agreement shall apply to and are binding upon the DEVELOPER regardless of whether DEVELOPER is sole proprietorship, partnership, corporation, joint venture, or other type of entity or business association.


     17.6 PRICING: GRANTOR may, from time to time, suggest to DEVELOPER prices for approved products or services, or communicate to DEVELOPER suggested prices from other persons, such as product or service vendors. DEVELOPER acknowledges that such communications are suggestions only and are not mandatory. DEVELOPER may establish its own prices for any product or service offered, subject to all other terms and conditions of this Agreement and the AREA DEVELOPER MANUAL. Nothing in this Agreement or in any such communication should be deemed a representation or warranty by any person that such suggested prices will result in, increase, or maximize any profits by DEVELOPER.


     17.7 CHANGES TO MANUAL:

          (a)Changes in General. DEVELOPER agrees that changes in the standards, specifications, policies and procedure, as set forth in the MANUAL(s), may be made or adopted by GRANTOR in GRANTOR's sole discretion from time to time, provided, however, that notwithstanding anything in this Agreement to the contrary, any change which significantly alter the services the AREA DEVELOPERS are required to perform cannot be made without consent of DEVELOPER, which consent shall not be unreasonably withheld.

          (b)Conflicts Between the MANUALS and this Agreement.
To the maximum extent possible, the MANUALS and this Agreement are to be construed so as to give effect to all of the provisions contained therein. In the event of an irreconcilable conflict or inconsistency between the provisions of the MANUALS and the provisions of this Agreement, the provisions of this Agreement shall control.

          (c) Any dispute between GRANTOR and DEVELOPER regarding such changes shall be resolved by arbitration in accordance with the provisions of Article XII below.

          (d)Notice of Change--Opportunity to Comment.

(i)Notice of Change. GRANTOR agrees to provide DEVELOPER with reasonable notice prior to the effective date of any change in procedures or specifications. GRANTOR expressly reserves the right to adopt different effective dates for changes for different franchises to accommodate local market conditions.

(ii)DEVELOPER Comment. With respect to any change, DEVELOPER may comment to GRANTOR on the effect of such change on DEVELOPER's operation and on the timing of the effective date. GRANTOR may, but shall not be obligated to, consider such comments in adopting and implementing such changes.

          (e)Copying or Reproduction. No portion of the MANUAL(S) may be copied or reproduced by DEVELOPER or any of its employees or officers, directors, or shareholders in any way without first obtaining express written permission from GRANTOR.


          (f)Implementation of Changes. DEVELOPER shall perform such acts as are reasonably necessary to facilitate the implementation of changes to the MANUALS by restaurants within the DEVELOPMENT AREA within the time limits specified by GRANTOR with regard to each change.


     17.8 TIME IS OF THE ESSENCE:  Time is of the essence in this
Agreement.


     17.9 PRONOUNS: Where personal pronouns are used, the masculine shall include the feminine or neuter where the context so requires.

     17.10DESCRIPTIVE HEADINGS: Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.


     17.11WAIVER: The delay or failure of GRANTOR to exercise any right or option given to him under the terms of this Agreement, or to insist upon strict compliance by DEVELOPER with the terms hereof, shall not constitute a waiver of any terms or conditions hereof with respect to any other or subsequent breach, nor a waiver by GRANTOR of his right at any time thereafter to require exact and strict compliance with the terms of this Agreement. The rights and remedies set forth herein are in addition to any other rights or remedies which may be granted by law.

     17.2 NOTICE: Any notice, demand or request which may be permitted, required, or desired to be given in connection herewith shall be in writing and directed to the appropriate party by certified mail, postage prepaid, at their respective addresses stated herein. In the event such notice or other communication is effected by personal delivery, the date and hour of actual delivery shall fix the time of notice. Absent a postal strike or other stoppage of the mails, in the event of delivery of notice by certified United States mail, the date and hour following forty-eight (48) hours after the date and hour at which the sealed envelope containing the notice is deposited in the United States mail, properly addressed and with postage prepaid, shall fix the time of notice. Notwithstanding the foregoing, each party hereto may change its address by written, oral, or telephonic communication received by the other party.


     17.13METHOD OF COUNTING DAYS: For the purpose of counting days, the day of delivery of any notice, resolution, or other written instrument shall be excluded and the last day of the period shall be included, unless such last days is Saturday, Sunday, or legal holiday, in which event the period shall be extended to midnight of the next day which is neither a Saturday, Sunday, nor legal holiday.


     17.14COOPERATION/OTHER AGREEMENTS:  GRANTOR and
DEVELOPER shall execute such other or further Agreements, documents, or instruments as may be necessary to carry out the intent of this Agreement. Either party (the "Requesting Party") shall execute and deliver to the other, at such times as the Requesting Party shall request a certificate stating:

          (a) whether or not this Agreement is in full force and effect;

          (b) whether or not this Agreement has been modified or amended in any respect, and submitting copies of such modifications or amendments, if any;

          (c) whether or not there is any existing non-compliance or event of default under this Agreement and specifying the nature of each non-compliance or event of default, if any;

          (d) acknowledging GRANTOR's right and consenting to any pledge of GRANTOR's payments hereunder or under any UNIT FRANCHISE AGREEMENT granted pursuant hereto, subject to the provisions of Section 4.4(b).

          The certificate shall be delivered to the Requesting Party within seven (7) days following receipt of such request. In the event such certificate has not been delivered within fourteen (14) days following receipt of such request, then the other party shall be constituted and appointed as attorney-in-fact for the Requesting Party and shall have full power and authority to execute the certificate. This limited power of attorney shall be irrevocable once the fourteen (14) day period referred to above has expired.


     17.5 PRODUCT DISTRIBUTION: Nothing in this Agreement shall prevent GRANTOR, any of its subsidiaries or affiliates from selling food products, supplies, equipment, parts, furniture, fixtures, or any other items to FRANCHISEES, at prices including a reasonable profit margin.


     17.6 PERIODIC ADJUSTMENTS:  Any Transfer Fee (either a
Developer Transfer Fee or a Franchise Transfer Fee) shall be subject to periodic adjustments after the completion of each five (5) year period during the term of the Agreement at January 1, 2003 and thereafter on January 1 of each new five (5) year period thereafter, for example, in the years 2008, 2013, etc. (the "Adjustment Date") as follows:

          (a) The base for computing the adjustment in the Consumer Price Index for the month of January 1997 (the index date) as shows in the Consumer Price Index ("CPI") for all Urban Consumers for the United States based on the year 1992-94 is equal to 100 as published by the U.S. Department of Labor's Bureau of Labor Statistics.

          (b) The index for the Adjustment Date shall be computed as a percentage of the base figure. For example, assuming the base figure on the index rate is 110 and the index figure on the Adjustment Date is 121, the percentage to be applied is 121-110 = 1.10 = 110%. That percentage shall be applied to the initial minimum monthly net rental for the period beginning on the Adjustment Date and continuing until the next Adjustment Date.

          (c) The index for the Adjustment Date shall be the one reported in the U.S. Department of Labor's newest comprehensive official index then in use and most nearly answering the foregoing description of the index to be used. If it is calculated from a base different from the base year 1992-94 = 100 used for the base figure above, under a formula supplied by the Bureau.


If the described index shall no longer be published, another generally recognized as authoritative shall be substituted by agreement of the parties. If they are unable to agree within thirty (30) days after demand by either party, a substitute index shall be selected by the chief officer of the Dallas regional office of the Bureau of Labor Statistics or its successor.


     17.7 GENERAL BUSINESS ENTITY PROVISIONS: If DEVELOPER conducts business in any form other than that of "sole proprietorship," the following shall apply:

          (a) the business entity shall not engage in any business activity other than that directly related to the establishment or operation of Tito's Cantina restaurants within the DEVELOPMENT AREA, except with the prior express written approval of GRANTOR;

          (b) DEVELOPER shall provide, or cause the business entity to provide, to GRANTOR, copies of all organizational documentation including, without limitation, partnership agreements, certificates of limited partnership, articles of incorporation, articles of organization for LLC, bylaws, shareholder agreements, operating agreements, stock certificates bearing appropriate legends as hereinafter set forth, and certificates indicating identity of all members, partners, officers, directors, or shareholders;

          (c) the organizational documents shall reflect that the issuance and transfer of ownership interests are restricted, and all certificates for securities issued by the entity shall bear the following legend printed legibly and conspicuously on the face thereof:

"The transfer of this security is subject to the terms and conditions of an Agreement with Superior Holdings, Inc.. A copy of said Agreement is available from the company by the holder of this certificate upon request made to its principal place of business or registered office.";

          (d) the business entity and its partners, officers, directors, and shareholders shall execute such documentation as GRANTOR shall require.


     17.9 CONFIDENTIALITY OF AGREEMENT: DEVELOPER hereby agrees to maintain the confidentiality of this Agreement and its specific terms and provisions according to the standards set forth in Section 9.2 above with regard to Trade Secrets.

     IN WITNESS WHEREOF, the parties hereto have executed this original of this Agreement to be effective on the EFFECTIVE DATE.



GRANTOR: SUPERIOR HOLDINGS, INC.,
a Colorado Corporation


By:____________________________________
CHRISTOPHER O. WERNER,
President


Title:_________________________________


Date:__________________________________



DEVELOPER:


By:____________________________________



Date:__________________________________


OTHER OWNERS:

Signatures of persons or entities to be bound under Article II, VII, VIII, IX and Subsections 13.7(a) (Survival of Obligation of Confidence), and 13.7(b) (Survival of Covenant Not to Compete) of this Agreement.

     _______________________       ______________________


     _______________________       ______________________

ATTACHMENTS TO
AREA DEVELOPER AGREEMENT


EXHIBIT A..............LIST OF COUNTIES IN DEVELOPMENT AREA

EXHIBIT B..............LIST OF FRANCHISEES LICENSED BY GRANTOR

EXHIBIT C..............LIST OF DEVELOPERS GRANTED AREA
                       DEVELOPMENT AGREEMENTS

EXHIBIT D..............LIST OF EXISTING CONTRACTS BETWEEN
                       GRANTOR AND DEVELOPER

SCHEDULE 1.............LIST OF TRADEMARKS AND SERVICE MARKS USED
                       GRANTOR

EXHIBIT A

LIST OF COUNTIES IN DEVELOPMENT AREA

DEVELOPER:

DEVELOPMENT AREA:


           ADI               STATE                COUNTY
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EXHIBIT B

LIST OF FRANCHISEES
LICENSED BY GRANTOR

  FRANCHISEE             RESTAURANT               PROTECTED AREA
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EXHIBIT C

LIST OF DEVELOPERS GRANTED
AREA DEVELOPMENT AGREEMENTS

         DEVELOPER                        DEVELOPMENT AREA
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EXHIBIT D


LIST OF EXISTING CONTRACTS BETWEEN
GRANTOR AND DEVELOPER

1.
2.
3.
4.
5.
6.
7.
8.
9.

SCHEDULE 1

LIST OF TRADEMARKS AND SERVICE MARKS
USED BY GRANTOR


TRADEMARKS     DESCRIPTION     WHERE MARKS IS     REGISTRATION     DATE OF
SERVICE MARK                   REGISTERED         NUMBER           REGISTRATION

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